Legend Oil & Gas, Ltd. 8-K

Exhibit 10.1

November 1, 2014

Mr. Marshall Diamond-Goldberg

14217 Highway 76

Pauma Valley, CA 92061

Dear Marshall:

This letter agreement (the “Agreement”) sets forth the understanding between Legend Oil & Gas, Ltd. (the “Company”) and you regarding the Company contracting with you to serve as President and Chief Operating Officer of the Company during the term hereof. This Agreement shall be effective on the date that it is executed by you in the space provided for your signature below.

I.

APPOINTMENT OF PRESIDENT AND CHIEF OPERATING OFFICER

The Company appoints you to serve as President and Chief Operating Officer, subject to the terms and conditions of this Agreement, with the title, compensation and other descriptions set forth herein.

II.

TERM

The term of your appointment shall be effective on this date and shall be twelve (12) months from and after the date hereof (the “Term”) unless sooner terminated as more fully provided in Section V hereof. Each twelve-month period of the Term beginning on the date hereof shall be hereinafter referred to as a “Contract Year”.

III.

SCOPE AND LOCATION OF SERVICES

Your ordinary course duties as President and Chief Operating Officer will involve managing the Company’s day to day Oil operations and you shall have such duties, authority and responsibility as shall be determined and are assigned to you by Mr. Andrew Reckles, CEO of the Company (the “CEO”), which duties, authority and responsibility are consistent with the position of President and Chief Operating Office. During the Term, you shall spend at least ten (10) days each calendar month on site at the Company’s oil and gas leases, unless otherwise specified by the CEO. Further, during the Term, you shall also serve as a member of the Board of Directors of the Company. Finally, during the Term, you shall devote such time as is necessary to perform such duties and responsibilities. You shall perform your duties and responsibilities hereunder either at the offices of the Company, the field leases, and/or your office in California.

1

IV.

FEES AND EXPENSES

A.

Base Compensation.

As base compensation (“Base Compensation”) for your services, the Company shall pay you $15,000 per month in two equal payments of $7,500 beginning November 1, 2014. The Base Compensation shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Compensation during the Term. However, the Base Compensation may not be decreased during the Term. For the purposes of this Agreement, you will serve as an independent contractor to the Company.  All personal income tax responsibilities, both United States Federal and State, as well as Canadian, will be borne by you, and you agree to indemnify the Company from classifying you as an independent contractor.

B.

Additional Compensation.

In addition to the Base Compensation you will receive additional compensation (the “Additional Compensation”) as follows:

(1)

payment of $1,000, on a monthly basis deemed to be for you and/or your family’s health insurance policies;

(2)

Bi-annual “PDP Bonus”. Every six months, concurrent with the release of the company’s final, SEC, Qualified Engineering Report, a 2% bonus on the growth of the company’s Proved Oil and Gas assets (PDP) will be paid. For purposes of this bonus, the Qualified Engineering Report for Jan. 1, 2015 will set the PDP baseline, and for every incremental dollar of PDP growth above the baseline, 2% shall be paid to you. By way of example, if the Qualified Engineering Report issued as of Jan. 1, 2015 demonstrates a PDP amount of $5,000,000, and IF, on the Qualified Engineering Report issued as of June 1, 2015, the PDP has grown to $7,000,0000; a bonus of $40,000 will have been earned and shall be paid.

(3)

A one time, $25,000.00 bonus shall be paid on Dec. 15th, 2014 for exceptional services for the Six Month’s beginning June 1, 2014.

(4)

Beginning in calendar year 2015, an annual bonus payable either in common stock of the Company or cash or a combination thereof, at the option of the BOD in the amount of or having a value equal to up to 25% of your Base Compensation at the time; annual bonuses shall be based on performance criteria to be determined by the Board; any annual bonus awarded will be payable on February 1st of the year following the year in which the bonus is earned.

C.

Out-Of-Pocket Expenses.

The Company shall pay directly or reimburse you, upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this Agreement and the engagement hereunder, including, but not limited to, travel, lodging, postage, computer and research charges, attorneys’ fees, messenger services, telephone and facsimile services and other charges customarily recoverable as out-of-pocket expenses. In addition, the Company shall pay you for your reasonable legal fees incurred in the review of this Agreement.

2

V.

TERMINATION

A.

Termination of Your Appointment as President and Chief Executive Officer.

The Term and your contracting with the Company hereunder may be terminated by the Company and you at any time upon mutual agreement of the Company and you or by you or the Company as provided in this Section V. Except as hereinafter provided in this Section V, upon termination of your appointment during the Term, you shall be entitled to the compensation and benefits described in Section IV hereof through the Termination Date.

B.

Expiration of the Term for Cause or Without Good Reason.

Your appointment hereunder may be terminated by the Company for “Cause”, as such term is hereinafter defined, or by you with “Good Reason”, as such term is hereinafter defined. If your appointment is terminated by the Company for Cause or by you with Good Reason, you shall be entitled to receive: (i) any accrued but unpaid Base Compensation which shall be paid on the “Termination Date”, as hereinafter defined, within one (1) week following the Termination Date; (ii) any earned but unpaid Annual Bonus with respect to any completed calendar/fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment provided; and (iii) reimbursement for unreimbursed business expenses properly incurred by you including, without limitation, health insurance costs as provided in Section IV hereof. For purposes of this Agreement, “Cause” shall mean:

(1)

your willful failure to perform your duties and responsibilities (other than any such failure resulting from incapacity due to physical or mental illness);

(2)

your willful failure to comply with any valid and legal directive of the Board;

(3)

your willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company;

(4)

your embezzlement, misappropriation or fraud related to your appointment with the Company;

(5)

your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs your ability to perform services for the Company or results in material/reputational or financial harm to the Company; or

(6)

your willful unauthorized disclosure of “Confidential Information”, as hereinafter defined.

For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without your written consent: (i) any material breach by the Company of any material provision of this Agreement including, without limitation, failure to pay you any of the Base Compensation or Additional Compensation provided for herein within five (5) business days of the due date thereof and a material, adverse change in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law), and (ii) any Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following: (x) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the voting power of the stock of the Company; (y) the sale of all or substantially all of the Company’s assets; or (z) the merger or consolidation of the Company with another person, firm or entity that is not currently an affiliate of the Company.

3

C.

Without Cause or for Good Reason.

The Term and your appointment hereunder may be terminated by you for Good Reason or by the Company without Cause. In the event of such termination, you shall be entitled to receive one full year’s worth of the Base Compensation and Additional Compensation provided for in Section IV hereof just as if your appointment hereunder had continued for one full year beyond the termination date.

D.

Death or Disability.

Your appointment hereunder shall terminate automatically upon your death during the Term, and the Company may terminate your appointment on account of your Disability. If your appointment is terminated during the Term on account of your death or Disability, you (or your estate and/or beneficiaries, as the case may be) shall be entitled to receive all of the Base Compensation and Additional Compensation that would have accrued and be payable to you for the Contract Year in which your death or disability occurred. For purposes of clarification, any Annual Bonus for the year in which your death or disability may occur shall be prorated to the date of death or disability. For purposes of this Agreement, “Disability” shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) days. Any question as to the existence of your Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this Agreement.

E.

Notice of Termination.

Any termination of your appointment hereunder by the Company or by you during the Term (other than termination pursuant to Section IV.D. on account of your death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section X.J. hereof. The Notice of Termination shall specify: (i) the termination provision of this Agreement relied upon; (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of your appointment under the provision so indicated; and (iii) the applicable Termination Date.

4

VI.

CONFIDENTIALITY

You agree to keep confidential all information obtained from the Company, and you will not disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof, which is either non-public, confidential or proprietary in nature (“Information”) that you obtain or are given access to during the performance of your duties and responsibilities hereunder. The foregoing is not intended to nor shall it be construed as prohibiting you from disclosure pursuant to valid subpoena, order or other legal compulsion, but you shall not encourage, suggest, invite or request, or assist in securing, any such subpoena, court order, or other legal compulsion, and you shall immediately give notice of any such subpoena, court order, or legal compulsion to the Company. Furthermore, you may make reasonable disclosure of Information to third parties to the extent necessary in connection with your performance of your duties and responsibilities hereunder. In addition, you shall have the right to disclose to others in the normal course of business your involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

VII.

INDEMNIFICATION, ADVANCEMENT AND EXCULPATION

The Company agrees to indemnify, provide advancement to, and hold you harmless to the fullest extent lawful, from and against any claims, liabilities, losses, damages and expenses (or any action, claim, suit or proceeding (an “Action”) in respect thereof, as incurred, related to or arising out of or in connection with your services (whether occurring before, at or after the date hereof) under the Agreement, whether or not resulting from your negligence (“Losses”), provided, however, that the Company shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by you to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from your gross negligence or willful misconduct.

The Company agrees to reimburse and provide advancement to you for all expenses (including, without limitation, fees and expenses of counsel), including all costs and expenses (including expenses of counsel) incurred by you to enforce your rights hereunder, as they are incurred in connection with investigating, preparing, defending or settling any Action for which indemnification, advancement or contribution has or is reasonably likely to be sought by you, whether or not in connection with litigation in which you are a named party; provided that if any such reimbursement is determined by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from your gross negligence or willful misconduct, you shall promptly repay such amount to the Company. The Company agrees that you shall not have any personal liability to the Company for monetary damages for breach of fiduciary duty, provided that this limitation shall not eliminate or limit the liability of you: (i) for any breach of your duty of loyalty to the Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which you received an improper personal benefit. Notwithstanding the provisions hereof, the aggregate contribution of you to all Losses shall not exceed the amount of Base Compensation actually received by you with respect to the services rendered pursuant to the Agreement.

5

In addition to the foregoing indemnification, advancement, and contribution rights, the Company agrees that you will be entitled to the benefit of the most favorable indemnities provided by the Company to its other officers and directors, whether under the Company’s by-laws, certificates of incorporation, by contract or otherwise. The Company further agrees that it will include and cover you under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company agrees to maintain D&O insurance coverage for you for a period of not less than three (3) years following the date of termination of your service under this Agreement. In the event that the Company is unable to include you under the Company’s D&O insurance policies or if the Company’s D&O policies do not have first dollar coverage in effect for at least the first $3,000,000, it is agreed that you are permitted to purchase a separate policy for D&O insurance that covers only you and invoice the Company for the costs associated with such policy as an out-of-pocket expense reimbursement under this Agreement. If you are unable to purchase such coverage, then you shall have the right to terminate this Agreement upon notice to the Company.

The Company agrees that it will not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate any pending or threatened Action in respect of which indemnification, advancement, or contribution may be sought hereunder (whether or not you are a party to such Action) unless you have given your prior written consent, or the settlement, compromise, consent or termination (i) includes an express unconditional release of you from all Losses arising out of such Action, and (ii) does not include any admission or assumption of fault on your part.

Notwithstanding anything in Section V of this Agreement to the contrary or inconsistent herewith, the provisions of this Section VII shall survive termination of this Agreement for whatever reason and regardless of which party terminates this Agreement.

VIII.

DISCLOSURES

You are not aware of any business relationship you have that creates a potential or actual conflict of interest with respect to the Company.

IX.

REPRESENTATIONS

A.

By the Company.

The Company represents and warrants to you that it has taken all necessary corporate and other action necessary for it to enter in to this Agreement and to enable you to perform your duties and responsibilities hereunder. Further, the Company represents and warrants to you that this Agreement, when executed by you and the undersigned is a valid and binding agreement on the part of the Company enforceable in accordance with its terms.

B.

By you.

You represent and warrant to the Company that your acceptance of your appointment as President and Chief Operating Officer with the Company and the performance of your duties and responsibilities hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which you are a party or are otherwise bound.

6

X.

GENERAL

A.

Complete Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any other prior communications, understandings and agreements (both written and oral) between the parties with respect to the subject matter hereof.

A.

Amendments.

This Agreement may be modified, amended or supplemented only by a written agreement between the parties hereto. You will not be responsible for performing any services not specifically described in this Agreement or in a subsequent writing signed by the parties.

B.

Governing Law.

This Agreement and all controversies arising from or related to the performance hereunder shall be governed by, and construed in accordance with, the laws of the State of Georgia without giving effect to such State’s conflicts of law principles.

C.

Severability.

If any portion of this Agreement shall be determined to be invalid or unenforceable, the parties agree that the remainder shall be valid and enforceable to the maximum extent possible.

D.

Sole Benefit.

This Agreement has been and is made solely for the benefit of the Company and you and our respective successors and assigns, and no other person or entity shall acquire or have any right under or by virtue of this Agreement.

E.

Assignment.

Neither party may assign or transfer its or his rights or obligations under this Agreement without the prior written consent of the other party.

F.

No Waivers.

Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

G.

Captions.

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

7

H.

Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

I.

Notices

All notices required or permitted to be delivered under this Agreement shall be sent, if to you, to the attention of you, and if to the Company, to the attention of Warren Binderman. All notices under this Agreement shall be sufficient if delivered by facsimile, electronic mail, or overnight courier. Any notice shall be deemed to have been given only upon actual receipt. Mailed notices shall be addressed as set forth below, or to such other name or address as may be given in writing to the other party.

To you:	Marshall Diamond-Goldberg
14217 Highway 76
Pauma Valley, CA 92061
Facsimile: 760-615-4000
Email: marshallg314@gmail.com

To the Company:	Legend Oil and Gas, Ltd.
555 North Point Center East, Ste. 401
Alpharetta, GA 30022
Attn: Warren Binderman
Facsimile: (678) 608-2565
Email: wbinderman@bindermanllc.com

8

Please confirm the foregoing is in accordance with your understanding by signing and returning a copy of this Agreement.

Sincerely,

Legend Oil and Gas, Ltd.

By:	/s/
Name: Title:	Andrew Reckles CEO

Dated:	12/3/2014

AGREED AND ACKNOWLEDGED:

________________________________

Name: Marshall Diamond-Goldberg

Dated:

9